News Release

International Paper Reports First Quarter 2017 Earnings

MEMPHIS, Tenn. – April 27, 2017 – International Paper (NYSE: IP) today reported first quarter 2017 net earnings attributable to International Paper of $209 million ($0.50 per share) compared with net earnings of $218 million ($0.53 per share) for the fourth quarter of 2016 and net earnings of $334 million ($0.81 per share) in the first quarter of 2016. Net earnings in all periods include the impact of special items, if any, non-operating pension expense and discontinued operations.

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	First Quarter 2017	Fourth Quarter 2016	First Quarter 2016
Net Earnings	$0.50	$0.53	$0.81
Add Back – Discontinued Operations (Gain) Loss	—	—	0.01
Net Earnings (Loss) from Continuing Operations	0.50	0.53	0.82
Add Back – Non-Operating Pension Expense	0.05	0.05	0.07
Add Back – Net Special Items Expense (Income)	0.05	0.15	(0.09)
Adjusted Operating Earnings*	$0.60	$0.73	$0.80

*
Adjusted operating earnings (non-GAAP) is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

Adjusted operating earnings in the first quarter of 2017 were $249 million ($0.60 per share) compared with $303 million ($0.73 per share) in the fourth quarter of 2016 and $330 million ($0.80 per share) in the first quarter of 2016.
Quarterly net sales were $5.5 billion in the first quarter of 2017 compared with $5.4 billion in the fourth quarter of 2016 and $5.1 billion in the first quarter of 2016. The year-over-year revenue increase was primarily due to the pulp business that was acquired in late 2016.
Business segment operating profits in the first quarter of 2017 were $428 million, compared with $464 million in the fourth quarter of 2016 and $497 million in the first quarter of 2016.
Cash provided by operations was $633 million in the first quarter of 2017 and $620 million in the first quarter of 2016. Free cash flow (non-GAAP) was $259 million for the first quarter of 2017 and $311 million in the first quarter of 2016.

“International Paper delivered a solid first quarter in the face of several challenges, including the digester incident at our Pensacola mill and higher input costs driven by a significant rise in OCC prices,” said Mark Sutton, Chairman and Chief Executive Officer.  “Given the market fundamentals across most of our businesses in combination with several IP commercial and operational initiatives, we expect improved results pointing to a particularly strong second half as well as positive momentum entering 2018.  I remain very confident in IP’s ability to generate significant year-over-year earnings growth and continued strong cash flow in 2017.”

SEGMENT INFORMATION
The performance of the Company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items (non-GAAP). The combination of IP's legacy pulp business with the acquired pulp business in 2016, will now be called Global Cellulose Fibers and reported as a separate business segment (previously reported in Printing Papers). Prior periods have been restated to reflect this change. First quarter 2017 business segment operating profits and business trends compared with the prior quarter are as follows:
Industrial Packaging operating profits in the first quarter of 2017 were $365 million ($360 million excluding special items) compared with $372 million ($379 million excluding special items) in the fourth quarter of 2016.  In North America, sales price increase realizations for containerboard and boxes were more than offset by seasonally lower box demand, higher OCC costs and higher mill outage expenses, along with the impact from the Pensacola mill digester incident.
Global Cellulose Fibers operating profits in the first quarter of 2017 were a loss of $70 million (a loss of $51 million excluding special items) compared with a loss of $70 million (a loss of $32 million excluding special items) in the fourth quarter of 2016. Results for the quarter reflect $50 million in maintenance outage expenses, which include a major energy optimization project at the Port Wentworth mill. Operations and costs were impacted by the Pensacola mill digester incident and a delayed start up at Port Wentworth following its outage. The business is beginning to see benefits from announced price increases, along with synergies of $14 million in the quarter from the pulp business acquisition.
Printing Papers operating profits were $100 million in the first quarter of 2017 versus $121 million in the fourth quarter of 2016. Earnings in North America were impacted by higher input costs and maintenance outage expenses. Seasonally lower domestic sales volumes and an associated unfavorable mix led to lower earnings in Brazil. Operating profits in EMEA were higher due to lower maintenance outage expenses and lower operating costs, partially offset by seasonally lower sales volumes and higher wood costs in Russia.

Consumer Packaging operating profits were $33 million in the first quarter of 2017 compared with $41 million in the fourth quarter of 2016. The earnings decrease in North America reflects modestly lower sales prices and a less favorable mix, partially offset by seasonally higher volume and lower planned maintenance outage expense.

International Paper recorded Ilim joint venture equity earnings of $50 million in the first quarter of 2017 compared with $45 million in the fourth quarter of 2016. Operationally, sales volumes were seasonally lower, but average sales prices increased. The Company recognized a non-cash after-tax foreign exchange gain of $23 million in the first quarter of 2017 ($0.06 per share), compared with a gain of $6 million in the fourth quarter of 2016 ($0.01 per share), primarily due to Ilim’s U.S. dollar denominated net debt.
CORPORATE EXPENSES
Net corporate expenses, excluding non-operating pension expense, were $11 million for the first quarter of 2017, compared with $11 million in the fourth quarter of 2016.

EFFECTIVE TAX RATE
The reported effective tax rate for the first quarter of 2017 was 34.0% compared to a 2016 fourth quarter effective tax rate of 38.6%. Excluding special items and non-operating pension expense, the effective tax rate for the first quarter of 2017 was 30.5%, compared with an effective tax rate of 29.0% in the fourth quarter of 2016.  The lower rate of 29.0% in the fourth quarter was due to the inclusion of a decrease in the Company's valuation allowance for state income taxes.

EFFECTS OF SPECIAL ITEMS
Special items in the first quarter of 2017 included a pre-tax charge of $14 million ($8 million after taxes) to amortize the inventory fair value step-up of the pulp business acquired in December 2016, pre-tax charges of $4 million ($2 million after taxes) for costs associated with the acquisition of that business, a net bargain purchase gain of $6 million (before and after taxes) on the June 2016 acquisition of the Holmen Paper newsprint mill in Madrid, Spain and a charge of $2 million (before and after taxes) for other items. Also included in special items is a $15 million tax expense associated with an international investment restructuring.
Special items in the fourth quarter of 2016 included a pre-tax charge of $7 million ($6 million after taxes) for Restructuring and other charges for costs associated with the closure of a mill in Turkey. Special items also included a pre-tax charge of $19 million ($14 million after taxes) for costs associated with the newly acquired pulp business, a pre-tax charge of $19 million ($11 million after taxes) to amortize the acquired pulp business inventory fair value step-up and a tax expense of $31 million associated with a tax rate change in Luxembourg.
Special items in the first quarter of 2016 included a loss of $1 million (before and after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $9 million ($6 million after taxes) related to costs associated with the conversion of the Riegelwood, North Carolina facility to 100% pulp production and a pre-tax gain of $8 million ($5 million after taxes) for the sale of our remaining investment in Arizona Chemical. Special items also included a pre-tax charge of $37 million ($34 million after taxes) for an impairment of the assets of our Asia Box business and costs associated with the sale of the business, a tax benefit of $57 million associated with the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal income tax audit.
DISCONTINUED OPERATIONS
Discontinued operations in the first quarter of 2016 included a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement related to the xpedx business which was spun off in the third quarter of 2014.

EARNINGS WEBCAST
The company will host a webcast to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Performance/Investors tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first-quarter earnings call. The conference ID number is 3134070. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 3134070.

ABOUT INTERNATIONAL PAPER
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, Asia and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) changes in our estimates for the costs and insurance coverage associated with the January 2017 incident at our Pensacola, Florida mill; (vi) whether we experience a material disruption at one of our other manufacturing facilities; (vii) risks inherent in conducting business through joint ventures; (viii) the failure to realize the expected synergies and cost-savings from our purchase of the pulp business of Weyerhaeuser Company or delay in realization thereof; and (ix) our ability to achieve the benefits we expect from all other strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2017		2016		2016
Net Sales	$5,511		$5,110		$5,381
Costs and Expenses
Cost of products sold	3,940	(a)	3,611		3,807	(i)
Selling and administrative expenses	422	(b)	376		433	(j)
Depreciation, amortization and cost of timber harvested	345		284		328
Distribution expenses	379		320		349
Taxes other than payroll and income taxes	45		41		41
Restructuring and other charges	—		1	(e)	7	(k)
Net (gains) losses on sales and impairment of businesses	—		37	(f)	—
Net bargain purchase gain on acquisition of business	(6)	(c)	—		—
Interest expense, net	142		123		136
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	244	(a-c)	317	(e,f)	280	(i-k)
Income tax provision (benefit)	83	(d)	41	(g)	108	(l)
Equity earnings (loss), net of taxes	48		63		47
Earnings (Loss) From Continuing Operations	209	(a-d)	339	(e-g)	219	(i-l)
Discontinued operations, net of taxes	—		(5)	(h)	—
Net Earnings (Loss)	209	(a-d)	334	(e-h)	219	(i-l)
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		1
Net Earnings (Loss) Attributable to International Paper Company	$209	(a-d)	$334	(e-h)	$218	(i-l)
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.51	(a-d)	$0.82	(e-g)	$0.53	(i-l)
Discontinued operations	—		(0.01)	(h)	—
Net earnings (loss)	$0.51	(a-d)	$0.81	(e-h)	$0.53	(i-l)
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.50	(a-d)	$0.82	(e-g)	$0.53	(i-l)
Discontinued operations	—		(0.01)	(h)	—
Net earnings (loss)	$0.50	(a-d)	$0.81	(e-h)	$0.53	(i-l)
Average Shares of Common Stock Outstanding - Diluted	416.0		414.0		415.6
Cash Dividends Per Common Share	$0.4625		$0.4400		$0.4625
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$209	(a-d)	$339	(e-g)	$218	(i-l)
Discontinued operations, net of tax	—		(5)	(h)	—
Net earnings	$209	(a-d)	$334	(e-h)	$218	(i-l)
The accompanying notes are an integral part of this consolidated statement of operations.

(a)
Includes a pre-tax charge of $14 million ($8 million after taxes) to amortize the inventory fair value step-up for the pulp business acquired in December 2016 and charges of $2 million (before and after taxes) for other costs.

(b)	Includes a pre-tax charge of $4 million ($2 million after taxes) for costs associated with the pulp business acquisition in December 2016.

(c)	Includes a net bargain purchase gain of $6 million (before and after taxes) associated with the June 2016 Holmen Paper mill acquisition in Madrid, Spain.

(d)	Includes a tax expense of $15 million for international investment restructuring.

(e)
Includes a gain of $8 million ($5 million after taxes) related to the sale of our investment in Arizona Chemical, and a pre-tax charge of $9 million ($6 million after taxes) for costs associated with the Riegelwood mill conversion to 100% pulp production.

(f)	Includes a pre-tax charge of $37 million ($34 million after taxes) for the impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of that business.

(g)	Includes a tax benefit of $57 million related to the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal tax audit.

(h)	Includes a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement associated with the xpedx business.

(i)
Includes a pre-tax charge of $19 million ($11 million after taxes) to amortize the inventory fair value step-up for the pulp business acquired in December 2016 and charges of $3 million (before and after taxes) for other costs associated with the acquisition.

(j)	Includes a pre-tax charge of $16 million ($11 million after taxes) for costs associated with the pulp business acquisition in December 2016.

(k)	Includes a pre-tax charge of $7 million ($6 million after taxes) for costs associated with the closure of a mill in Turkey.

(l)	Includes a tax expense of $31 million associated with a tax rate change in Luxembourg.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions except for per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2017		2016		2016
Net Earnings (Loss) Attributable to International Paper Company	$209		$334		$218
Add back: Discontinued operations (gain) loss	—		5	(b)	—
Earnings (Loss) from Continuing Operations, including non-controlling interest	209		339		218
Add back: Non-operating pension expense	19		27		23
Add back: Special items expense (gain)	21	(a)	(36)	(c)	62	(d)
Adjusted Operating Earnings	$249		$330		$303

	Three Months Ended March 31,				Three Months Ended December 31,
	2017		2016		2016
Diluted Earnings per Common Share as Reported	$0.50		$0.81		$0.53
Add back: Discontinued operations (gain) loss	—		0.01		—
Continuing Operations	0.50		0.82		0.53
Add back: Non-operating pension expense	0.05		0.07		0.05
Add back: Special items expense (gain)	0.05		(0.09)		0.15
Adjusted Operating Earnings per Share	$0.60		$0.80		$0.73
Notes:

(a)	See footnotes (a) - (d) on the Consolidated Statement of Operations

(b)	See footnote (h) on the Consolidated Statement of Operations

(c)	See footnotes (e) - (g) on the Consolidated Statement of Operations

(d)	See footnotes (i) - (l) on the Consolidated Statement of Operations

(1)
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Sales by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2017		2016		2016
Industrial Packaging	$3,499		$3,452		$3,559
Global Cellulose Fibers	564		212		379
Printing Papers	995		972		1,055
Consumer Packaging	466		495		464
Corporate and Inter-segment Sales	(13)		(21)		(76)
Net Sales	$5,511		$5,110		$5,381
Operating Profit by Business Segment
	Three Months Ended March 31,				Three Months Ended December 31,
	2017		2016		2016
Industrial Packaging	$365	(a)	$396	(c)	$372	(e)
Global Cellulose Fibers	(70)	(b)	(50)		(70)	(f)
Printing Papers	100		135		121
Consumer Packaging	33		16	(d)	41
Total Business Segment Operating Profit	$428		$497		$464

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$244		$317		$280
Interest expense, net	142		123		136
Noncontrolling interest/equity earnings adjustment (g)	—		—		—
Corporate items, net	11		21		11
Special items, net	—		(8)		—
Non-operating pension expense	31		44		37
Adjusted Operating Profit	$428		$497		$464
Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$50		$62		$45

(a)
Includes a gain of $6 million for the three months ended March 31, 2017 for a net bargain purchase gain associated with the June 2016 acquisition of Holmen Paper's newsprint mill in Madrid, Spain and a charge of $1 million for other items.

(b)
Includes a charge of $14 million for the amortization of the inventory fair value step-up for the pulp business acquired in December 2016, charges of $4 million for costs associated with the acquisition of that business and a charge of $1 million for other items.

(c)
Includes a charge of $37 million for the three months ended March 31, 2016 for the impairment of the assets of our corrugated packaging business in Asia and costs associated with the sale of that business.

(d)	Includes a charge of $9 million for the three months ended March 31, 2016 for costs associated with the Riegelwood mill conversion to 100% pulp production.

(e)	Includes a charge of $7 million for the three months ended December 31, 2016 for costs associated with the closure of a mill in Turkey.

(f)
Includes a charge of $19 million for the three months ended December 31, 2016 for costs associated with the December 2016 pulp business acquisition and a charge of $19 million for the three months ended December 31, 2016 for the amortization of the newly acquired pulp business inventory fair value step-up.

(g)
Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31, 2017
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$365	$(70)	$100	$33	$428
Special Items Expense (Income) (a)	(5)	19	—	—	14
Operating Profit (Loss) Before Special Items	$360	$(51)	$100	$33	$442

	Three Months Ended March 31, 2016
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$396	$(50)	$135	$16	$497
Special Items Expense (Income) (b)	37	—	—	9	46
Operating Profit (Loss) Before Special Items	$433	$(50)	$135	$25	$543

	Three Months Ended December 31, 2016
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$372	$(70)	$121	$41	$464
Special Items Expense (Income) (c)	7	38	—	—	45
Operating Profit (Loss) Before Special Items	$379	$(32)	$121	$41	$509

(a)	See footnotes (a) - (b) on Sales and Earnings by Business Segment

(b)	See footnotes (c) - (d) on Sales and Earnings by Business Segment

(c)	See footnotes (e) - (f) on Sales and Earnings by Business Segment

(1) The Company calculates Operating Profit Before Special Items (non-GAAP) by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (c)	2,537	2,519	2,591
Containerboard	813	740	780
Recycling	950	928	977
Saturated Kraft	46	47	40
Gypsum /Release Kraft	53	46	58
Bleached Kraft	7	6	6
EMEA Packaging (c) (d)	374	374	386
Asian Box (c) (e)	—	103	—
Brazilian Packaging (c)	86	77	117
Industrial Packaging	4,866	4,840	4,955
Global Cellulose Fibers (In thousands of metric tons) (b)	877	367	626
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	489	475	470
European & Russian Uncoated Papers	359	373	417
Brazilian Uncoated Papers	264	254	314
Indian Uncoated Papers	61	63	66
Uncoated Papers	1,173	1,165	1,267
Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	291	308	274
European Coated Paperboard	99	94	95
Consumer Packaging	390	402	369

(a)     Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(b) Includes North American, European and Brazilian volumes and internal sales to mills. Includes sales volumes from the newly acquired pulp business beginning December 1, 2016
(c) Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.
(d) Excludes newsprint sales volumes at Madrid, Spain mill.
(e) Includes sales volumes through the date of sale on June 30, 2016.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2017	December 31, 2016
Assets
Current Assets
Cash and Temporary Investments	$998	$1,033
Accounts and Notes Receivable, Net	3,078	3,001
Inventories	2,394	2,438
Other	251	198
Total Current Assets	6,721	6,670
Plants, Properties and Equipment, Net	14,049	13,990
Forestlands	471	456
Investments	311	360
Financial Assets of Special Purpose Entities	7,037	7,033
Goodwill	3,402	3,364
Deferred Charges and Other Assets	1,310	1,220
Total Assets	$33,301	$33,093
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$454	$239
Accounts Payable and Accrued Liabilities	3,813	3,830
Total Current Liabilities	4,267	4,069
Long-Term Debt	10,823	11,075
Nonrecourse Financial Liabilities of Special Purpose Entities	6,286	6,284
Deferred Income Taxes	3,185	3,127
Pension Benefit Obligation	3,375	3,400
Postretirement and Postemployment Benefit Obligation	325	330
Other Liabilities	446	449
Equity
Invested Capital	(257)	(477)
Retained Earnings	4,832	4,818
Total Shareholders’ Equity	4,575	4,341
Noncontrolling interests	19	18
Total Equity	4,594	4,359
Total Liabilities and Equity	$33,301	$33,093

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net earnings (loss)	$209	$334
Depreciation, amortization and cost of timber harvested	345	284
Deferred income tax expense (benefit), net	7	(37)
Restructuring and other charges	—	1
Net bargain purchase gain on acquisition of business	(6)	—
Net (gains) losses on sales and impairments of businesses	—	37
Ilim dividends received	127	—
Equity (earnings) loss, net	(48)	(63)
Periodic pension expense, net	78	91
Other, net	45	27
Changes in current assets and liabilities
Accounts and notes receivable	(57)	(7)
Inventories	(15)	(9)
Accounts payable and accrued liabilities	22	(26)
Interest payable	(18)	32
Other	(56)	(44)
Cash Provided By (Used For) Operating Activities	633	620
Investment Activities
Invested in capital projects	(374)	(309)
Proceeds from sale of fixed assets	1	8
Other	(27)	(63)
Cash Provided By (Used For) Investment Activities	(400)	(364)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(46)	(131)
Issuance of debt	186	467
Reduction of debt	(227)	(322)
Change in book overdrafts	(6)	3
Dividends paid	(191)	(181)
Cash Provided By (Used for) Financing Activities	(284)	(164)
Cash Included in Assets Held for Sale	—	(12)
Effect of Exchange Rate Changes on Cash	16	25
Change in Cash and Temporary Investments	(35)	105
Cash and Temporary Investments
Beginning of the period	1,033	1,050
End of the period	$998	$1,155

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2017	2016
Cash provided by (used for) Operating Activities	$633	$620
Adjustments:
Cash invested in capital projects	(374)	(309)
Free Cash Flow	$259	$311

(1) Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.